EXHIBIT 99

Media Contact:    Tom Robinson
   816-556-2902

Investor Contact:    Todd Kobayashi
   816-556-2312

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY THIRD QUARTER RESULTS IMPACTED BY WEATHER

Company Adjusts 2004 Earnings Guidance

Kansas City, MO, October 21, 2004 – Great Plains Energy Incorporated (NYSE:GXP) today announced third quarter 2004 earnings of $75.5 million compared to $83.4 million in the same period in 2003. Quarterly earnings per share were $1.02 in 2004 on more shares outstanding compared to $1.20 in 2003. Earnings for the third quarter reflect earnings of $8.0 million, or $0.11 per share, from discontinued operations of KLT Gas, which includes an $8.6 million gain on the sale of gas properties. Third quarter 2003 results were affected positively by $10.8 million, or $0.16 per share, as a result of the partial litigation settlements from the 1999 Hawthorn No. 5 incident.

Ongoing earnings for the third quarter of 2004, defined as Generally Accepted Accounting Principles (GAAP) earnings adjusted for certain unusual items, were $67.5 million compared to $73.0 million in the third quarter of 2003. Ongoing earnings per share for 2004 third quarter were $0.91 on more shares outstanding compared to $1.05 for the third quarter of 2003. The decrease in ongoing earnings resulted primarily from unfavorable weather in 2004. When measured by cooling degree-days, this quarter was 34% cooler than last year’s quarter and 26% below normal.

Chairman Michael Chesser said, “During this year, several factors have influenced the business. Although wholesale sales at the utility were significantly greater than last year, this positive financial impact was offset by the coolest summer in over a decade. Strategic Energy continued to increase megawatt hours delivered and managed the challenge of compressed margins. We capitalized on the underlying strength of the business and mitigated the impact of external circumstances.”

For the nine months ended September 30, 2004, earnings were $143.6 million compared to earnings for the same period last year of $148.0 million. Earnings per share for the 2004 year to date were $2.02 on more shares outstanding compared to $2.14 during the same period in 2003. The Company’s ongoing earnings for the first nine months were $137.6 million compared to 2003 ongoing earnings for the same period of $127.3 million. Ongoing earnings per share for 2004 year to date were $1.93 compared to $1.84 in the same period last year.

The increase in year to date ongoing earnings compared to the same period in 2003 was driven primarily by 21% higher wholesale revenues at Kansas City Power & Light (KCP&L) and the timing of reductions of affordable housing investments that were partially offset by mild weather and costs associated with Sarbanes-Oxley compliance.

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Great Plains Energy’s ongoing earnings guidance for 2004 is lowered to a range of $2.19 to $2.26 due to the significant impact of unfavorable weather at its subsidiary, Kansas City Power & Light. Chesser said, ” We have managed the Company to actively mitigate this year’s challenges, yet find it necessary to adjust earnings. With this adjustment, the Company is still on target to exceed 2003 earnings.”

Kansas City Power & Light

KCP&L, an integrated, regulated electric utility, earned $64.2 million in the third quarter of 2004, compared to $78.9 million in the same period last year due primarily to unfavorable weather. Earnings per share were $0.86 in the third quarter on more shares outstanding as compared to $1.14 in the prior year.

Third quarter 2004 revenues were $323.3 million compared to $350.1 million in the same quarter last year due to the very mild summer. Wholesale prices also were impacted by weather in the region as many generators had excess power to sell, particularly in off-peak hours, resulting in realized wholesale prices at KCP&L that were 4% lower than last year. Equivalent availability and the capacity factor remained strong resulting in wholesale MWh sales volume that was 4% higher than the same quarter last year. This combination resulted in wholesale revenues that were roughly flat compared to the third quarter of 2003, which included Hawthorn No. 5 litigation proceeds. While not affecting Great Plains Energy consolidated earnings, KCP&L’s third quarter results reflect a $4.5 million or $0.06 per share allocation of tax benefits from holding company losses pursuant to the Company’s intercompany tax allocation agreement.

For the nine months ended September 30, 2004, KCP&L’s earnings were $118.4 million, compared to $114.6 million in the same period last year. Wholesale revenues increased to $144.0 million, up 21% over last year’s period. These results reflect a 7% increase in average wholesale power prices and a 13% increase in MWh’s sold compared to the same period last year. Equivalent availability and the capacity factor for the coal base load fleet were 84% and 80%, respectively, for the first nine months of this year compared to 80% and 75%, respectively, in last year’s period. Wholesale results were partially offset by lower retail revenues due to weather, which was 22% below last year and 18% below normal as measured by cooling degree-days. Year to date 2004 earnings per share also were impacted by costs associated with Sarbanes-Oxley compliance and increased pension expense.

Strategic Energy

Strategic Energy, a competitive electricity supplier, earned $13.4 million in the third quarter compared to earnings of $10.8 million in the same quarter last year. Quarterly earnings per share were $0.18 on more shares outstanding compared to $0.16 in the same period last year. Although MWhs delivered increased 27% during the quarter when compared to prior year, gross margin per MWh declined to approximately $5.60 compared to $7.30 in the same quarter last year.

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Gross margins were impacted negatively by the expected roll-off of older, higher margin contracts, the persistent environment of relatively high wholesale electricity prices, increased competition, increased seasonal supply costs on certain contracts and a $4.2 million increase in tax reserves. Gross margin was impacted positively by $4.4 million in mark to market unrealized gains on economic hedges, a $3.3 million increase compared to the prior period.

Third quarter results also reflect a 22% increase in operating expenses driven mainly by new sales and operating personnel and partially offset by a $2.3 million or $0.03 per share allocation of tax benefits from holding company losses as previously discussed. Excluding the tax events and the mark to market benefit, Strategic Energy’s results were comparable to last year.

For the first three quarters of 2004, Strategic Energy’s earnings were $32.0 million compared to earnings of $30.2 million for the same period in 2003. MWh’s delivered increased 25% compared to the same period of 2003 while gross margin per MWh declined to approximately $6.15 compared to $7.50 in the same period last year. In addition, operating expenses increased 26% during the year to date period.

Strategic Energy made modest progress on building backlog for future delivery in the quarter as high forward electricity prices continued a challenging environment for competitive supply sales. At September 30, the combination of MWhs delivered and contracted backlog for 2004 was approximately 20.1 million MWhs, compared to 19.3 million at the end of last quarter. This figure is already within the 2004 target of 19-21 million MWhs delivered. Backlog for 2005 was approximately 13.7 million MWh’s compared to 12.8 million MWh’s at the end of the second quarter. The average expected margin from retail contracts signed in the quarter was in the range of $3.50 — $4.00.

Non-GAAP Financial Measure

Great Plains Energy provides in its quarterly earnings releases descriptions of “ongoing earnings” in addition to earnings calculated in accordance with GAAP. Great Plains Energy also provides its earnings guidance in terms of ongoing earnings. Ongoing earnings are a non-GAAP financial measure that differs from GAAP earnings because it excludes the effect of certain unusual items. Ongoing earnings for historical periods are reconciled to GAAP earnings for the same periods in the tables on Attachments B and C. Great Plains Energy is unable to reconcile its ongoing earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items.

Great Plains Energy believes ongoing earnings provide to investors a useful indicator of its results that are comparable among periods because it excludes the effects of unusual items, which may occur on an irregular basis. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as an unusual item. Ongoing earnings is used internally to measure performance against budget and in reports for management and the board of directors.

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Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; and Strategic Energy LLC, a competitive electricity supplier. The Company’s web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION — Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company’s actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company’s pension plan assets and costs; ability to maintain current credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability and deliverability of fuel; ability to achieve generation planning goals and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company’s non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.

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Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)
	Three Months Ended		Year to Date
	September 30		September 30
	2004	2003	2004	2003

	(thousands)
Operating Revenues
Electric revenues - KCP&L	$323,287	$350,056	$844,447	$831,763
Electric revenues - Strategic Energy	390,747	309,694	1,022,887	793,470
Other revenues	817	1,007	2,495	2,729

Total	714,851	660,757	1,869,829	1,627,962

Operating Expenses
Fuel	52,257	51,407	135,113	125,911
Purchased power - KCP&L	14,015	10,210	43,835	42,151
Purchased power - Strategic Energy	358,879	276,963	930,637	702,909
Other	79,108	74,976	236,748	215,169
Maintenance	19,276	18,152	63,306	64,902
Depreciation and depletion	37,999	35,454	112,084	106,131
General taxes	28,468	28,368	78,492	76,476
Gain on property	(613)	(1,617)	(771)	(22,167)

Total	589,389	493,913	1,599,444	1,311,482

Operating income	125,462	166,844	270,385	316,480
Non-operating income	1,626	2,016	4,595	5,594
Non-operating expenses	(6,914)	(11,858)	(13,393)	(18,798)
Interest charges	(17,973)	(18,844)	(55,278)	(57,735)

Income from continuing operations before
income taxes, loss from equity investments
and minority interest in subsidiaries	102,201	138,158	206,309	245,541
Income taxes	35,161	50,363	67,273	71,624
Loss from equity investments	(461)	(1,125)	(1,074)	(1,711)
Minority interest in subsidiaries	1,283	(2,492)	848	(6,967)

Income from continuing operations	67,862	84,178	138,810	165,239
Gain (Loss) from discontinued operations,
net of income taxes	8,067	(419)	6,048	(16,039)

Net income	75,929	83,759	144,858	149,200
Preferred stock dividend requirements	412	411	1,235	1,234

Earnings available for common stock	$75,517	$83,348	$143,623	$147,966

Average number of common shares outstanding	74,270	69,189	71,251	69,189

Basic and diluted earnings per common share
Continuing operations	$0.91	$1.21	$1.93	$2.37
Discontinued operations	0.11	(0.01)	0.09	(0.23)

Basic and diluted earnings per common share	$1.02	$1.20	$2.02	$2.14

Cash dividends per common share	$0.415	$0.415	$1.245	$1.245

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Attachment B

Great Plains Energy
Consolidated Earnings and Earnings Per Share
Three Months Ended September 30

			Earnings per Great
	Earnings		Plains Energy Share
	2004	2003	2004	2003

	(millions)
KCP&L	$64.2	$78.9	$0.86	$1.14
Strategic Energy	13.4	10.8	0.18	0.16
KLT Investments	1.1	(2.1)	0.01	(0.03)
Other	(10.8)	(3.4)	(0.14)	(0.05)

Earnings from continuing operations	67.9	84.2	0.91	1.22
KLT Gas discontinued operations,
net of income taxes	8.0	(0.4)	0.11	(0.01)
Preferred dividends	(0.4)	(0.4)	-	(0.01)

Earnings available for common stock	$75.5	$83.4	$1.02	$1.20

Reconciliation of GAAP to Non-GAAP
Earnings available for common stock	$75.5	$83.4	$1.02	$1.20
Reconciling items
KLT Gas -- Discontinued operations	(8.0)	0.4	(0.11)	0.01
KCP&L -- Hawthorn No. 5 Litigation Settlements	-	(10.8)	-	(0.16)

Ongoing earnings	$67.5	$73.0	$0.91	$1.05

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Attachment C

Great Plains Energy
Consolidated Earnings and Earnings Per Share
Year to Date September 30

			Earnings per Great
	Earnings		Plains Energy Share
	2004	2003	2004	2003

	(millions)
KCP&L	$118.4	$114.6	$1.66	$1.66
Strategic Energy	32.0	30.2	0.45	0.44
KLT Investments	7.5	4.1	0.11	0.06
Other	(19.1)	16.3	(0.27)	0.23

Earnings from continuing operations	138.8	165.2	1.95	2.39
KLT Gas discontinued operations,
net of income taxes	6.0	(7.3)	0.09	(0.10)
R. S. Andrews discontinued operations,
net of income taxes	-	(8.7)	-	(0.13)
Preferred dividends	(1.2)	(1.2)	(0.02)	(0.02)

Earnings available for common stock	$143.6	$148.0	$2.02	$2.14

Reconciliation of GAAP to Non-GAAP
Earnings available for common stock	$143.6	$148.0	$2.02	$2.14
Reconciling items
KLT Gas -- Discontinued operations	(6.0)	7.3	(0.09)	0.10
R. S. Andrews -- Discontinued operations	-	8.7	-	0.13
Other -- DTI	-	(25.9)	-	(0.37)
KCP&L -- Hawthorn No. 5 Litigation Settlements	-	(10.8)	-	(0.16)

Ongoing earnings	$137.6	$127.3	$1.93	$1.84

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Attachment D

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended September 30, 2004

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other

	(millions)

Operating revenues	$714.8	$323.3	$391.1	$0.4
Fuel	(52.2)	(52.2)	-	-
Purchased power	(372.9)	(14.0)	(358.9)	-
Other operating expense	(126.8)	(109.9)	(13.5)	(3.4)
Depreciation and depletion	(38.0)	(36.3)	(1.4)	(0.3)
Gain on property	0.6	0.5	-	0.1

Operating income (loss)	125.5	111.4	17.3	(3.2)
Loss from equity investments	(0.5)	-	-	(0.5)
Non-operating income (expenses)	(3.9)	0.6	0.3	(4.8)
Interest charges	(18.0)	(15.2)	(0.3)	(2.5)
Income taxes	(35.2)	(32.6)	(3.9)	1.3
Discontinued operations (KLT Gas)	8.0	-	-	8.0

Net income (loss)	$75.9	$64.2	$13.4	$(1.7)

Earnings (loss) per GPE common share	$1.02	$0.86	$0.18	$(0.02)

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Year to Date September 30, 2004

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other

	(millions)

Operating revenues	$1,869.8	$844.5	$1,024.1	$1.2
Fuel	(135.1)	(135.1)	-	-
Purchased power	(974.5)	(43.8)	(930.7)	-
Other operating expense	(378.5)	(327.8)	(37.7)	(13.0)
Depreciation and depletion	(112.1)	(108.1)	(3.2)	(0.8)
Gain (loss) on property	0.8	0.6	-	0.2

Operating income (loss)	270.4	230.3	52.5	(12.4)
Loss from equity investments	(1.1)	-	-	(1.1)
Non-operating income (expenses)	(7.9)	1.9	(2.3)	(7.5)
Interest charges	(55.3)	(49.3)	-	(6.0)
Income taxes	(67.3)	(64.5)	(18.2)	15.4
Discontinued operations (KLT Gas)	6.0	-	-	6.0

Net income (loss)	$144.8	$118.4	$32.0	$(5.6)

Earnings (loss) per GPE common share	$2.02	$1.66	$0.45	$(0.09)

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Attachment E

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)
	September 30	December 31
	2004	2003

ASSETS	(thousands)
Current Assets
Cash and cash equivalents	$138,894	$114,227
Restricted cash	11,560	20,850
Receivables	272,593	240,344
Fuel inventories, at average cost	21,491	22,543
Materials and supplies, at average cost	53,858	56,599
Deferred income taxes	3,667	686
Assets of discontinued operations	16,767	27,830
Other	23,663	14,293

Total	542,493	497,372

Nonutility Property and Investments
Affordable housing limited partnerships	42,486	52,644
Nuclear decommissioning trust fund	79,644	74,965
Other	40,953	44,428

Total	163,083	172,037

Utility Plant, at Original Cost
Electric	4,806,802	4,700,983
Less-accumulated depreciation	2,165,956	2,082,419

Net utility plant in service	2,640,846	2,618,564
Construction work in progress	57,874	53,250
Nuclear fuel, net of amortization of $124,057 and $113,472	22,285	29,120

Total	2,721,005	2,700,934

Deferred Charges
Regulatory assets	150,877	145,627
Prepaid pension costs	105,674	108,247
Goodwill	86,899	26,105
Other deferred charges	66,183	31,628

Total	409,633	311,607

Total	$3,836,214	$3,681,950

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Attachment E [continued]

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)
	September 30	December 31
	2004	2003

LIABILITIES AND CAPITALIZATION	(thousands)
Current Liabilities
Notes payable	$-	$87,000
Current maturities of long-term debt	3,177	59,303
EIRR bonds classified as current	85,922	129,288
Accounts payable	191,656	186,747
Accrued taxes	123,579	39,886
Accrued interest	12,798	11,937
Accrued payroll and vacations	26,682	34,762
Accrued refueling outage costs	9,405	1,760
Supplier collateral	11,560	20,850
Liabilities of discontinued operations	1,693	4,607
Other	28,059	28,944

Total	494,531	605,084

Deferred Credits and Other Liabilities
Deferred income taxes	621,214	609,333
Deferred investment tax credits	34,583	37,571
Asset retirement obligations	111,887	106,694
Pension liability	88,312	89,488
Other	95,856	79,141

Total	951,852	922,227

Capitalization
Common stock equity
Common stock-150,000,000 shares authorized without par value
74,321,659 and 69,259,203 shares issued, stated value	763,296	611,424
Unearned compensation	(1,231)	(1,633)
Capital stock premium and expense	(32,410)	(7,240)
Retained earnings	446,800	391,750
Treasury stock-13,988 and 3,265 shares, at cost	(415)	(121)
Accumulated other comprehensive loss	(33,730)	(36,886)

Total	1,142,310	957,294
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10,000	10,000
4.50% - 100,000 shares issued	10,000	10,000
4.20% - 70,000 shares issued	7,000	7,000
4.35% - 120,000 shares issued	12,000	12,000

Total	39,000	39,000
Long-term debt	1,208,521	1,158,345

Total	2,389,831	2,154,639

Commitments and Contingencies

Total	$3,836,214	$3,681,950

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Attachment F

Ongoing Earnings Guidance

	June 2004			October 2004
Kansas City Power & Light	$1.78	-	$1.84	$1.81	-	$1.85
Strategic Energy*	0.57	-	0.60	0.59	-	0	.61 **
KLT Investments	0.15	-	0.16	0.16	-	0.16
Other***	(0.27)	-	(0.25)	(0.37)	-	(0.36)

Consolidated Ongoing EPS****	$2.23	-	$2.35	$2.19	-	$2.26

*Represents Great Plains Energy’s indirect ownership interest in Strategic Energy of just under 100%.

**This range includes $0.03 per share in mark to market unrealized gains on economic hedges. No provision has been made for unrealized gains or losses on economic hedges for the remainder of the year.

***Other includes Home Service Solutions, Holding Company cost and other miscellaneous items.

****Great Plains Energy is unable to reconcile its 2004 ongoing earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items. The impact of unusual items could be material to our operating results computed in accordance with GAAP.

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